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                                                                      EXHIBIT 21

                        GUNDLE/SLT ENVIRONMENTAL, INC.

                             LIST OF SUBSIDIARIES


                                       JURISDICTION OF              EFFECTIVE
     ENTITY NAME                        INCORPORATION               OWNERSHIP
     -----------                       ---------------             ---------
GSE Lining Technology, Inc .......  Delaware                           100%
GSE Lining Technology GmbH........  Germany                            100%
Gundle GmbH.......................  Germany                            100%
Geoplastics GmbH..................  Germany                            100%
GSE Lining Technology Pty. Ltd. ..  Australia                          100%
GSE Lining Technology Pte. Ltd. ..  Singapore                          100%
GSE Lining Technology Ltd. .......  United Kingdom                     100%
GSE U.K. Ltd. ....................  United Kingdom                     100%
Gundle Environmental Ltd. ........  United Kingdom                     100%
SGS Geosystems Limited............  United Kingdom                     100%
GSE Clay Lining Technology Co. ...  South Dakota                       100%
GSE International, Inc. ..........  Delaware                           100%
GSE Foreign Sales, Inc. ..........  Barbados                           100%
GSE Gulf Offshore Limited.........  British Virgin Islands              41%
Hyma/GSE Lining Technology Co. ...  Arab Republic of Egypt           50.01%
Hyma/GSE Manufacturing Co. .......  Arab Republic of Egypt           50.01%
GSE Lining Technology Company
  Limited.........................  Thailand                           100%
GSE Lining Technology S. L. ......  Spain                              100%